Exhibit A

Consent of Independent Accountants

Ford Motor Company
The American Road
Dearborn, Michigan

Re:  Ford Motor Company Registration Statement
     Nos. 33-54735, 33-54275, 33-50194, 33-36061, 33-14951
     and 2-95020 on Form S-8

     We consent to the incorporation by reference in the above Registration Statements of our report dated June 2, 1995 to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees at December 31, 1994 and 1993 and for the year ended December 31, 1994, which is included in this Annual Report on Form 11-K.

/s/ COOPERS & LYBRAND L.L.P.

400 Renaissance Center
Detroit, Michigan  48243
June 19, 1995